As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-240081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO.1 TO FORM F-1

ON

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

METEN EDTECHX EDUCATION GROUP LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3rd Floor, Tower A Tagen

Knowledge& Innovation Center

2nd Shenyun West Road

Nanshan District

Shenzhen, Guangdong 518045

The People’s Republic of China

+86 755-8294-5250

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 302-738-6680

(Name, address, and telephone number of agent for service)

 With a Copy to:

Ying Li, Esq.

Guillaume de Sampigny, Esq.

Hunter Taubman Fischer & Li LLC

800 Third Avenue, Suite 2800

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this Post-effective Amendment shall constitute post-effective amendment no. 1 to the registration statement on Form F-1 (File No. 333-240081) and post-effective amendment no.2 to the registration statement on F-4 (File No. 333-235859), which post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 24, 2020, the registrant filed a Registration Statement on Form F-1 (Registration No. 333-240081), as amended, which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 7, 2020 (as amended, the “Registration Statement”).

This post-effective amendment on Form F-3 is being filed to update the Registration Statement to (i) convert the Registration Statement into a Registration Statement on Form F-3 because the registrant is eligible to use Form F-3, (ii) include information contained in the registrant’s Annual Report on Form 20-F (Registration No. 001-39258), as amended, initially filed with the SEC on April 30, 2021, and (iii) to update certain other information in such Registration Statement.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2021

PROSPECTUS

METEN EDTECHX EDUCATION GROUP LTD.

51,025,947 ORDINARY SHARES (INCLUDING SHARES ISSUED PURSUANT TO THE EXERCISE OF THE WARRANTS)

6,260,000 WARRANTS TO PURCHASE 6,260,000 ORDINARY SHARES

250,000 UNITS PURSUANT TO THE EXERCISE OF THE UNIT PURCHASE OPTIONS

This prospectus relates to the following securities of Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“we”, the “Registrant” or the “Company”):

(i) the offering of (a) 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares), issuable upon exercise of the outstanding unit purchase options to purchase units (the “unit purchase options”), consisting of one ordinary share of the Company, or “ordinary share,” and one warrant to purchase one ordinary share (the “units”) and (b) 10,355,000 ordinary shares issuable upon exercise of the warrants (including the warrants underlying the units purchasable upon exercise of the unit purchase options);

(ii) the resale of 44,330,947 ordinary shares and 6,260,000 warrants by selling securityholders named in this Combined Prospectus (as defined herein), comprising (a) 3,200,000 ordinary shares purchased in private placements and held by certain institutional investors (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) that have requested such ordinary shares to be included in the registration statement of which this prospectus forms part, (b) 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers (as defined herein) and became holders of our ordinary shares, (c) 3,660,000 warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers (the “Converted Warrants”), (d) 2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) and that have requested such warrants to be included in the registration statement of which this prospectus forms part, (e) 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part and (f) 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants (as defined herein); and

(iii) the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of the Transferred Warrants (as defined herein).

This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Our ordinary shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “METX.” On May 26, 2021, the last reported sale price of the ordinary shares on Nasdaq was US$0.98 per ordinary share.

Our warrants are listed on Nasdaq under the symbol “METXW.” On May 26, 2021, the last reported sale price of the warrants was US$0.235 per warrant.

We have experienced and may continue to experience price volatility in our ordinary shares. See related risk factors in our most recent annual report on Form 20-F (File Number: 001-39258), as amended, initially filed with the Securities and Exchange Commission on April 30, 2021. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of May 26, 2021, was approximately US$197.1 million, which was calculated based on 81,131,464 ordinary shares held by non-affiliates and the per price of US$2.43, which was the closing price of our ordinary shares on Nasdaq on April 6, 2021. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Investing in our securities involves risks. See “Risk Factors” beginning on page 10 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F, in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

We may offer and sell the securities from time to time at fixed prices, at market prices, or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2021

i

ABOUT THIS PROSPECTUS

The Registrant was formed for the purpose of effecting the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 12, 2019, by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), the Company, Meten Education Inc., a Delaware corporation and wholly owned subsidiary of the Company (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Meten Merger Sub,” and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Meten International” or “Meten”).

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Companies Law of the Cayman Islands, the Company, EdtechX, the Merger Subs and Meten International entered into a merger transaction by which (i) EdtechX Merger Sub merged with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger”) and becoming a wholly-owned subsidiary of the Company (“Surviving Delaware Corporation”), and (ii) Meten Merger Sub merged with and into Meten International, with Meten International being the surviving entity of such merger (the “Meten Merger,” and together with the EdtechX Merger, the “Mergers”) and a wholly-owned subsidiary of the Company (“Surviving Cayman Islands Company”).

On March 30, 2020, the parties to the Merger Agreement consummated the Mergers. Immediately prior to the Mergers, the designees of Azimut Enterprises Holdings S.r.l. (the “Azimut Investor”) invested US$20 million in EdtechX to purchase 2,000,000 units of EdtechX (with each unit consisting of one ordinary share and one warrant to purchase one ordinary share of EdtechX at a price of US$11.50 per share, which has been subsequently reset to $1.00 as of the date of this prospectus) (the “Azimut Investment”), which units converted into the same number of our units upon closing of the Mergers. Concurrently with the closing of the Mergers, our PIPE financing with two unaffiliated third-party investors (each a “PIPE Investor”), one of which is Xiamen ITG Holding Group, a China-based Fortune Global 500 company (the “ITG Education”), in an aggregate investment of US$12 million was completed on March 30, 2020 (the “PIPE Investment”).

Combined Prospectus

This Post-effective Amendment, which is a post-effective amendment on Form F-3 to our registration statement on Form F-1 (File No. 333-240081), which constituted post-effective amendment no. 1 on Form F-1 to the registration statement on Form F-4 (File No. 333-235859) filed by the Company and, in that regard, was filed pursuant to the undertakings in Item 22 in such Form F-4 to file a post-effective amendment in relation thereto. Accordingly, this Post-effective Amendment contains a combined prospectus (the “Combined Prospectus”) pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). The Combined Prospectus relates to the following registration statements:

(1)	the Registration Statement on Form F-4 originally filed with the SEC on January 9, 2020 (File No. 333-235859), which was declared effective on March 16, 2020 (the “Prior Registration Statement”); and

(2)	the Registration Statement on Form F-1 originally filed with the SEC on July 24, 2020 (File No. 333-240081), which was declared effective on August 7, 2020 (the “Registration Statement”).

The Prior Registration Statement registered the offering of (a) 250,000 units (including 250,000 underlying ordinary shares and 250,000 underlying warrants) issuable upon exercise of the outstanding unit purchase options; and (b) 10,355,000 ordinary shares issuable upon the exercise of 10,355,000 warrants of the Company (including the 250,000 warrants issuable upon the exercise of outstanding unit purchase options), and the offering of such warrants and units in connection with the Mergers was also registered on the Prior Registration Statement. Pursuant to the Registration Statement, our offering of 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the outstanding unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including the warrants underlying the units purchasable upon exercise of the unit purchase options) is ongoing and remains registered pursuant to the Prior Registration Statement. Therefore, the Combined Prospectus covers such 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options). Upon the exercise of the warrants and unit purchase options, the ordinary shares and the warrants (including those underlying the units issuable upon exercise of unit purchase options) issued in connection with such exercise will be freely tradable under the U.S. securities laws, unless held by affiliates of ours (which securities shall be freely tradable under the U.S. securities laws if the related resales are also registered under the Registration Statement). Pursuant to Rule 416(a) of the Securities Act, the Prior Registration Statement also registered an indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share splits, share capitalizations and similar transactions and accordingly the Combined Prospectus also covers any such additional ordinary shares. We are filing the Combined Prospectus to satisfy the requirements of the Securities Act and the rules and regulations thereunder for the offering registered on the Prior Registration Statement in order to maintain the effectiveness of the Prior Registration Statement to the extent that such Prior Registration Statement pertains to the ordinary shares issuable upon exercise of the warrants and the warrants and ordinary shares underlying the units issuable upon exercise of the unit purchase options.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this Post-effective Amendment shall constitute a post-effective amendment to the Prior Registration Statement and Registration Statement, which post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Post-effective Amendment in accordance with Section 8(c) of the Securities Act.

This Post-effective Amendment registers the resale of 44,330,947 ordinary shares and 6,260,000 warrants by the selling securityholders named in the Combined Prospectus, comprising (a) 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) that have requested such ordinary shares to be included in the registration statement of which this prospectus forms part, (b) 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became holders of our ordinary shares, (c) 3,660,000 warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers (the “Converted Warrants”), (d) 2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) and that have requested such warrants to be included in the registration statement of which this prospectus forms part, (e) 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part and (f) 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

Upon the sale or distribution of the PIPE Warrants as described herein, the PIPE Warrants will become fungible with our redeemable warrants issued in the consummation of the Mergers. We expect these transferred PIPE Warrants (“Transferred Warrants”) will be quoted on the Nasdaq Capital Market under the same ticker symbol as our redeemable warrants: “METXW.”

In addition, this Post-effective Amendment relates to the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of the Transferred Warrants.

Deregistration of Securities from the Registration Statement on Form F-4 (File No. 333-235859)

In connection with the Mergers, the Prior Registration Statement registered up to a maximum number of securities specified in such Prior Registration Statement, not all of which were issued and sold in connection with the consummation of the Mergers on March 30, 2020. Accordingly, in accordance with the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant deregistered the securities referred to below through the Registration Statement:

(1)	In the Prior Registration Statement, the Registrant registered the issuance of 7,906,250 ordinary shares to be issued to holders of common stock of EdtechX in connection with the Mergers. As a result of the exercise of redemption rights in respect of 5,974,745 shares of common stock in connection with the consummation of the Mergers, 1,931,505 ordinary shares were issued to the holders of common stock in connection with the consummation of the Mergers. Accordingly, through the Registration Statement, the Registrant deregistered 5,974,745 ordinary shares that were registered on the Prior Registration Statement and were not issued and sold in connection with the consummation of the Mergers.

(2)	In the Prior Registration Statement, the Registrant registered the issuance of 59,391,607 ordinary shares to be issued to shareholders of Meten in connection with the Mergers. As a result of certain shareholders’ election to receive cash consideration in an aggregate amount of $2,810,818.35 in lieu of 270,271 ordinary shares, the Company deregistered 270,271 ordinary shares that were registered on the Prior Registration Statement and were not issued and sold in connection with the consummation of the Mergers through the Registration Statement.

The Prior Registration Statement was therefore amended by the Registration Statement, as appropriate, to reflect the deregistration of the securities referred to above.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus or in a prospectus supplement to:

●	“after-school language training” are to academic English language training services provided to K-12 students;

●	“we,” “us,” “our Company,” “the Company” and “our” are to Meten EdtechX Education Group Ltd. and its subsidiaries;

●	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this annual report only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

●	“ELT” are to English language training;

●	“general ELT” are to services that help students improve their English language skills, particularly English communication skills;

●	“gross billings” are to the total amount of cash received for the sales of our products and services during a specific period of time, net of the total amount of refunds for that period, which is not a measure under U.S. GAAP;

●	“learning center” are to the physical establishment of an education facility providing general adult ELT, junior ELT and international standardized test preparation under our overseas training services at a specific geographic location in the PRC, directly operated by our VIEs and their respective subsidiaries or operated by franchise partners;

●	“offline ELT” are to our offline services, which include general adult ELT, junior ELT and overseas training services;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“student enrollments” or “student enrollment” are to the number of actual new sales contracts entered into between Meten and its students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time;

●	“test-oriented ELT” are to services that help students achieve higher scores in specific standardize tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations;

●	“tier one cities” are to Beijing, Shanghai, Guangzhou and Shenzhen;

●	“tier two cities” are to provincial capitals, regional centers or economically developed cities in China, including, among others, Chengdu, Hangzhou, Chongqing, Wuhan and Tianjin;

●	“tier three cities” and “tier four cities” are to small- to mid-sized cities in China that are strategically located or have relatively developed or large local economy;

●	“dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States;

●	“U.S. GAAP” are to generally accepted accounting principles in the United States;

●	“variable interest entities” or “VIEs” are to Shenzhen Meten International Education Co., Ltd., or Shenzhen Meten, and Shenzhen Likeshuo Education Co., Ltd., or Shenzhen Likeshuo, which are PRC companies in which Meten does not have equity interests but whose financial results have been consolidated by Meten in accordance with U.S. GAAP due to Meten having effective control over, and being the primary beneficiary of, these companies; and “affiliated entities” refers to VIEs, the VIEs’ direct and indirect subsidiaries, and the VIEs’ affiliated entities that are registered as private non-enterprise institutions under the PRC laws; and

●	years are to the calendar year from January 1 to December 31 and references to our fiscal year or years are to the fiscal year or years ended December 31.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus. These forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information—3.D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2020. These risks and uncertainties include factors relating to:

●	our goals and growth strategies;

●	our future prospects and market acceptance of our courses and other products and services;

●	our future business development, results of operations, and financial condition;

●	expected changes in our revenue, costs or expenditures;

●	our plans to expand and enhance our courses and other products and services;

●	our ability to retain and increase our student enrollment;

●	our plans to expand and enhance our courses and other products and services;

●	our ability to engage, train and retain new teachers and consultants;

●	our ability to maintain and improve technology infrastructure necessary to operate our online platform;

●	our expectations regarding the demand for, and market acceptance of, our services and our brands;

●	relevant government policies and regulations relating to our business and industry;

●	general economic and business condition in the markets where we operate;

●	growth and competition in the ELT markets;

●	assumptions underlying or related to any of the foregoing;

●	the length and severity of the recent COVID-19 outbreak and its impact on our business and industry;

●	legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection;

●	other factors that may affect our financial condition, liquidity, and results of operations; and

●	other risk factors discussed under “Item 3. Key Information—3.D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2020.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

OUR COMPANY

Business Overview

We are one of the leading ELT service providers in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. We offer a comprehensive ELT service portfolio comprising of general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. We conduct our business through our offline-online business model designed to maximize compatibility within our business segments in order to scale up at relatively low costs.

As of December 31, 2020, we had a nationwide offline learning center network of 105 self-operated learning centers (including 20 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 28 cities in 15 provinces, autonomous regions and municipalities in China, and 13 franchised learning centers (including four franchised learning centers under the “ABC” brand) covering 12 cities in 11 provinces and municipalities in China. Leveraging our experience gained from operating offline learning centers, we launched our online English learning platform “Likeshuo” in 2014 to further expand our service reach to a larger student base. As of December 31, 2020, we had approximately 1.79 million registered users on our “Likeshuo” platform and cumulatively over 320,000 paying users who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for our online ELT courses since 2014 was approximately 180,000 and we had delivered over 5.35 million accumulated course hours to our students online. We also have opened five experiential marketing stores in China to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. We take advantage of our business model of combining our offline learning center network and online platform to deepen our market penetration and further develop our business.

Our qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable us to create a learning environment that caters to the specific learning demands of our students. We have experienced teaching staff and development team members, who are supported by our centralized teaching and management systems to optimize our students’ learning experiences. As of December 31, 2020, we had a team of 1,824 full-time teachers, study advisors and teaching service staff, of which 826 were study advisors and teaching service staff for our offline and online businesses. As of the same date, we also had 163 full-time and part-time foreign teachers from English-speaking countries for our offline ELT services. We have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with our strategic partners. We have built highly centralized and scalable management systems to manage our teaching, marketing, finance and human resources activities across our offline and online businesses. In addition to our management systems, we have made significant investments in developing platforms and systems to support our teaching activities. For example, we utilize the intelligent tracking and learning coaching function of our artificial intelligence-driven teaching management systems to record and analyze our students’ real-time learning process and personalize the course content to address their learning needs.

Corporate Information

Our principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, the People’s Republic of China. Our telephone number at this address is +86 755 8294-5250. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our corporate website is www.investor.metenedu-edtechx.com. The information contained in our website is not a part of this prospectus.

SUMMARY OF THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our securities.

The offering of an aggregate of 51,025,947 ordinary shares, 6,260,000 warrants and 250,000 units are being offered hereby, comprising:

Securities Issuable upon Exercise of Outstanding Warrants and Unit Purchase Options:

The offering of 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options). The offering of such warrants, the units (including underlying ordinary shares and warrants) issuable upon exercise of unit purchase options, and the ordinary shares issuable upon exercise of such warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options) was registered on the Prior Registration Statement. Upon exercise and issuance, such ordinary shares and warrants (including those underlying the units issuable upon exercise of unit purchase options) will be freely tradable under U.S. securities laws, unless held by our affiliates(which securities shall be freely tradable under the U.S. securities laws if the related resales are also registered under the Registration Statement).

The issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of Transferred Warrants.

Securities Offered by Selling Shareholders:	The resale of up to 44,330,947 of our ordinary shares and 6,260,000 warrants, which may be offered for sale from time to time by the selling securityholders named in this prospectus, comprising:

	●	3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

	●	34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

	●	3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

●	2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) that have requested such warrants to be included in the registration statement of which this prospectus forms part;

●	2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part

●	3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

Ordinary Shares Outstanding	As of the date of this prospectus, our issued share capital consists of 104,325,637 ordinary shares issued and outstanding.

Warrants Outstanding	As of the date of this prospectus there are 5,316,125 warrants outstanding.

The warrants are exercisable on a one-for-one basis for ordinary shares. Each warrant is currently exercisable for one ordinary share at a price of US$1.00 per ordinary share, which exercise price is payable to us.

Unit Purchase Options Outstanding	As of the date of this prospectus there are options outstanding for the purchase of 250,000 units.

The options relate to the purchase of one of our units consisting of one ordinary share and one warrant to purchase and ordinary share. Each option is currently exercisable for one unit at a price of US$12.00 per unit, which exercise price is payable to us.

Lock-up

27,619,622 ordinary shares held by certain shareholders who are pre-merger shareholders of Meten and received ordinary shares in connection with the consummation of the Mergers are subject to certain lock-up agreement (the “Founder Lock-up Agreement”), pursuant to which they agree not to transfer such shares, until (i) with respect to 50% of such ordinary shares, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing and (ii) with respect to the remaining 50% of such ordinary shares, one year after closing, or earlier, in either case, if, subsequent to the closing, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of the Company’s ordinary shares ceasing to hold more than fifty percent (50%) of the then outstanding Company ordinary shares or having the right to exchange their ordinary shares for cash or freely tradable securities.

1,543,750 ordinary shares and 3,660,000 warrants held by certain securityholders who are pre-merger EdtechX securityholders and received ordinary shares and/or warrants in connection with the consummation of the Mergers are subject to an amended and restated stock escrow agreement (the “Amended Stock Escrow Agreement”) and a lock-up agreement (the “Warrant Lock-up Agreement), pursuant to which they will agree not to transfer such ordinary shares and warrants until, with respect to 50% of such ordinary shares and warrants, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing, and with respect to the remaining 50% of such Holdco Ordinary Shares and Holdco Warrants, six months after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met.

In connection with the 2021 Equity Offering (as defined herein), we and each of our directors and executive officers have agreed for a period of 120 days after May 24, 2021, the date of the lock-up agreements, subject to certain exceptions, without the prior written consent of the underwriter, not to directly or indirectly:

●     issue (in the case of us), offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for the shares of the Company; or

● in the case of us, file or caused to be filed any registration statement with the SEC relating to the offering of any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company except for (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities; provided, that none of such shares shall be saleable in the public market until the expiration of the 120 day period described above. See “Selling Securityholders” for details.

Use of Proceeds	We do not know whether the holders of the warrants or unit purchase options will exercise any of the warrants or options. If all of the outstanding warrants (including the Transferred Warrants) described in this prospectus are exercised in full, we will issue a total of 11,439,700 ordinary shares and we will receive aggregate gross proceeds of approximately US$12.3 million, assuming all the remaining outstanding warrants as of the date of this prospectus are exercised at the current exercise price of $1.00 per share and prior to the termination of Second Reduction Period. An additional US$3 million potentially could be received from the exercise of the unit purchase options and US$250,000 from the exercise of the warrants included in the units issued thereby, assuming the warrants included in the units are exercise at the current exercise price of $1.00 per share and prior to the termination of Second Reduction Period. We intend to use the proceeds from any exercise of the warrants or unit purchase options for general corporate purposes.

The selling securityholders will receive all of the proceeds from the sale of any ordinary shares and warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Voting Rights	Holders of our ordinary shares are entitled to one vote per ordinary share at all shareholder meetings. See “Description of Share Capital.”

Dividend Policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Description of Share Capital — Ordinary Shares — Dividends.”

Market for our Ordinary Shares and Warrants	Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “METX.”

Our warrants are currently quoted on the Nasdaq Capital Market under the symbol “METXW.”

Risk Factors	Investing in our ordinary shares involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in our ordinary shares.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—3.D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

On December 7, 2020, we filed a tender offer statement on Schedule TO, as amended (File number: 005-91479) in relation to our offer to the holders of outstanding warrants to purchase 12,705,000 ordinary shares, each with an exercise price of $11.50 per share, the opportunity to exercise the warrants at a temporarily reduced price of $1.40 per ordinary share. The tender offer for warrants terminated on January 5, 2021. Upon completion of the offer to exercise, 4,423,062 warrants had been validly tendered for cash exercise. In addition, 2,629,812 warrants had been validly tendered for cashless exercise, resulting in the issuance of 1,364,512 ordinary shares. Accordingly, we issued an aggregate of 5,787,574 ordinary shares in this offer to exercise. Following the issuance of ordinary shares, we had 5,652,126 warrants outstanding.

Effective January 6, 2021, we temporarily reduced the exercise price of all outstanding warrants to $2.50 per share, and has added a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire ordinary shares at an effective price per share that is lower than the then exercise price of the warrants, subject to customary exceptions (the “Second Reduction Period”). The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) Monday, March 7, 2021.

On May 26, 2021, we closed the offering of 40,000,000 ordinary shares at an offering price of $1.00 per share (the “2021 Equity Offering”) under our registration statement on Form F-3 (File No. 333-256087), filed with the Securities and Exchange Commission on May 13, 2021 and was declared effective on May 21, 2021 (the “Form F-3 Registration Statement”). A final prospectus supplement to the Form F-3 Registration Statement was filed with the Securities and Exchange Commission on May 25, 2021 (the “Final Prospectus Supplement”). As the offering price of $1.00 per share was lower than $2.50, the then exercise price of our outstanding warrants, the exercise price for our outstanding warrants was reset to $1.00 per share, effective May 26, 2021. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection.  As of the date of this prospectus, the Second Reduction Period has not been terminated.

We do not know whether the holders of the warrants or unit purchase options will exercise any of the warrants or options. If all of the outstanding warrants described in this prospectus are exercised in full, we will issue 11,439,700 ordinary shares in aggregate and we will receive aggregate gross proceeds of approximately US$12.3 million, assuming that all warrants are exercised at the current exercise price of $1.00 and prior to the termination of Second Reduction Period. An additional US$3,000,000 potentially could be received from the exercise of the unit purchase options and US$250,000 from the exercise of the warrants included in the units issued thereby, assuming the warrants included in the units are exercised at the current exercise price of $1.00 and prior to the termination of Second Reduction Period. We intend to use the proceeds from any exercise of the warrants for general corporate purposes.

The selling securityholders will receive all of the proceeds from the sale of any ordinary shares and warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. However, we will receive up to an aggregate of approximately $2.60 million from the exercise of Transferred Warrants, assuming the exercise in full of all of the Transferred Warrants for cash, and that assuming the Transferred Warrants are exercised at the current exercise price of $1.00 and prior to the termination of Second Reduction Period. There is no assurance that any of the Transferred Warrants will be exercised. We expect to use the net proceeds from the exercise of the Transferred Warrants for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated under the laws of the Cayman Islands and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, and Companies Act (Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$50,000 divided into 500,000,000 ordinary shares each with a par value of US$0.0001. As of the date of this prospectus, there are 104,325,637 ordinary shares issued and outstanding.

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Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our ordinary shares and warrants.

Ordinary Shares

General. Our ordinary shares are fully paid and non-assessable. Shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors and our shareholders, but no dividend may exceed the amount recommended by our board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

Classes of Ordinary Shares. We have only one class of ordinary shares with all shares carrying equal rights and ranking pari passu with one another

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each ordinary share shall be entitled to one vote on all matters subject to the vote at our general meetings. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to our amended and restated memorandum and articles of association to be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers.

Transfer of Ordinary Shares. Subject to the restrictions contained in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged at the registered office of us or such other place at which the principal register is kept in accordance with the law or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Act and our amended and restated articles of association permit us to purchase our own shares. In accordance with our amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by or abrogated by, inter alia, the creation or allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

General Meetings of Shareholders. Shareholders’ meetings may be convened by a majority of the board of directors or the chairman of the board of directors, and they shall on a member’s requisition forthwith proceed to convene a general meeting. A member’s requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of shareholders, provided that a general meeting or our shareholders shall be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(ii)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our articles of association and the Companies Act and may not be taken by written resolution of shareholders without a meeting.

Voting Rights Attaching to the Shares. Subject to any rights and restrictions for the time being attached to any ordinary share, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a shareholders’ meeting, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, we will in provide shareholders with the right to inspect the list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital. We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

●	divide the shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders, as the board of directors may determine

●	consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares;

●	subdivide the existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Indemnification of Directors and Officers. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Warrants

Each warrant is exercisable to purchase one ordinary share of the Company at a current exercise price of $1.00 per share, reset from $2.50 as a result of the “full-ratchet” anti-dilution protection during the Second Reduction Period (as defined herein), which had been adjusted from an original exercise price of $11.50. The warrants expire on March 30, 2025. No fraction of a share will be issued upon any exercise of a warrant. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares is available, and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder.

The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of ordinary shares in the event the ordinary shares are not traded on any specific day) equals or exceeds $16.50 per share, subject to adjustment, for any 20 trading days within a 30 trading day period ending three business days before the redemption notice is sent to the warrant holders. The Company will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants that were issued in exchange for those warrants initially issued by EdtechX in private placements (the “Placement Warrants”) are identical to the other warrants of the Company, except that such Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees.

On December 7, 2020, we filed a tender offer statement on Schedule TO, as amended (File number: 005-91479) in relation to our offer to the holders of outstanding warrants to purchase 12,705,000 ordinary shares, each with an exercise price of $11.50 per share, the opportunity to exercise the warrants at a temporarily reduced price of $1.40 per ordinary share. The tender offer for warrants terminated on January 5, 2021. Upon completion of the offer to exercise, 4,423,062 warrants had been validly tendered for cash exercise. In addition, 2,629,812 warrants had been validly tendered for cashless exercise, resulting in the issuance of 1,364,512 ordinary shares. Accordingly, we issued an aggregate of 5,787,574 ordinary shares in this offer to exercise. Following the issuance of ordinary shares, we had 5,652,126 warrants outstanding.

Effective January 6, 2021, we temporarily reduced the exercise price of all outstanding warrants to $2.50 per share, and has added a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire ordinary shares at an effective price per share that is lower than the then exercise price of the warrants, subject to customary exceptions (the “Second Reduction Period”). The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) Monday, March 7, 2021.

On May 26, 2021, we closed the offering of 40,000,000 ordinary shares at an offering price of $1.00 per share under our registration statement on Form F-3 (File No. 333-256087), filed with the Securities and Exchange Commission on May 13, 2021 and was declared effective on May 21, 2021 (the “Form F-3 Registration Statement”). A final prospectus supplement to the Form F-3 Registration Statement was filed with the Securities and Exchange Commission on May 25, 2021. As the offering price of $1.00 per share was lower than $2.50, the then exercise price of the outstanding warrants, the exercise price for our outstanding warrants was reset to $1.00 per share, effective May 26, 2021. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. As of the date of this prospectus, the Second Reduction Period has not been terminated.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in the United States is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares and warrants are quoted on the Nasdaq under the symbols “METX” and “METXW,” respectively.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware. This discussion does not purport to be a complete statement of the rights of our shareholders under applicable law in the Cayman Islands and our Amended and Restated Memorandum and Articles of Association nor the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provides that we shall indemnify our officers and directors for the time being and our liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and each of them, and each of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of our company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to our company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to our company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self- dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act provides that the shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. Our Amended and Restated Memorandum and Articles of Association provides that any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our Amended and Restated Memorandum and Articles of Association and may not be taken by written resolution of shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association allows our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Memorandum and Articles of Association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Memorandum and Articles of Association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company or tendered at a meeting of the board of directors; (iv) without special leave of absence from our board of directors, is absent from six consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands—Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject (such as compliance with anti-money laundering requirements, sanctions screening, maintaining statutory registers, and compliance with statutory information sharing requirements), or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

SELLING SECURITYHOLDERS

This prospectus covers the public resale of our ordinary shares and warrants (including the ordinary shares issuable upon exercise of the warrants) owned by the selling securityholders referred to below. Such selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the ordinary shares and warrants (including the ordinary shares issuable upon exercise of the warrants) owned by them. The selling securityholders, however, make no representations that the ordinary shares or warrants (including the ordinary shares issuable upon exercise of the warrants) will be offered for sale. The table below presents information regarding the selling securityholders and the ordinary shares and/or warrants that each may offer and sell from time to time under this prospectus.

The following table sets forth:

●	the name of each selling securityholder;

●	the number of ordinary shares and/or warrants beneficially owned by each selling securityholder prior to the sale of the ordinary shares and/or warrants covered by this prospectus;

●	the number of ordinary shares and/or warrants that may be offered for resale by each selling securityholder pursuant to this prospectus;

●	the number of ordinary shares and/or warrants to be beneficially owned by each selling securityholder following the sale of any ordinary shares and/or warrants covered by this prospectus; and

●	the percentage of our issued and outstanding ordinary shares to be owned by each selling securityholder before and after the sale of the ordinary shares covered by this prospectus.

The securities offered hereunder comprise:

●	the resale of 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

●	the resale of 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

●	the resale of 3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

●	the resale of 2,600,000 warrants underlying the units (the “PIPE Warrants”) held by certain institutional investors purchased in private placements that have requested such warrants to be included in the registration statement of which this prospectus forms part;

●	the resale of 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part; and

●	the resale of 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

All information with respect to ownership of our ordinary shares and warrants of the selling securityholders has been furnished by or on behalf of the selling securityholders and, unless otherwise indicated, is furnished as of May 18, 2021. Based on information supplied by the selling securityholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the ordinary shares reported as beneficially owned by them. Unless otherwise indicated in the footnotes, shares in the table refer to our ordinary shares.

Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the ordinary shares and/or warrants covered by this prospectus, we cannot determine the number of such ordinary shares and/or warrants that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of ordinary shares and/or warrants that will be held by the selling securityholders upon termination of any particular offering or sale, if any. The selling securityholders make no representations, however, that they will sell, transfer or otherwise dispose of any ordinary shares and/or warrants in any particular offering or sale. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares and/or warrants they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Solely for purposes of the requirements applicable to the registration statement of which this prospectus forms a part, the following table assumes that the selling securityholders will sell all of the ordinary shares and warrants owned beneficially by them that are covered by this prospectus, but will not sell any other ordinary shares and/or warrants that they presently own.

Selling securityholder	Number of Ordinary Shares Beneficially Owned Prior to this Offering(1)	Percentage of Ordinary Shares Beneficially Owned Prior to this Offering(2)	No. of Warrants Beneficially Owned Prior to this Offering(1)	Maximum Number of Ordinary Shares Offered for Resale Pursuant to this Offering	Maximum No. of Warrants Offered pursuant to this Offering	Number of Ordinary Shares and Warrants Beneficially Owned After this Offering(1) (3)	Percentage of Ordinary Shares Beneficially Owned After Sale of Ordinary Shares Pursuant to this Offering(1)(2)(3)
AZ 1-AZ ALL-GBL INC-A (4)	688,929	*	27,857	688,929	27,857	-	-
AZ 1-AZ EQUITY-AMERICA-AAZ (5)	765,476	*	30,952	765,476	30,952	-	-
AZ 1-EZ EQUITY-GBL GRO-AAZ (6)	765,476	*	30,952	765,476	30,952	-	-
AZ FUND 1 NEW WLD OPP-AAEUR (7)	153,095	*	6,190	153,095	6,190	-	-
AZ FUND 1-ST TREN-A-AZ FUND (8)	688,929	*	27,857	688,929	27,857	-	-
AZIMUT ENTERPRISES HOLDINGS S R L (9)	537,500	*	412,500	537,500	412,500	-	-
COFIRCONT COMPAGNIA FIDUCIARIA S.R.L. (10)	1,326,845	1.27%	1,262,442	1,326,845	1,262,442	-	-
DG EDUCATION INVESTMENT LIMITED 11)	3,580,025	3.43%		3,580,025		-	-
DG No. 21 (12)	1,870,339	1.79%		1,870,339		-	-
IBIS CAPITAL SPONSOR II LLC (13)	3,029,500	2.90%	3,029,250	3,029,500	3,029,250	-	-
IBIS CAPITAL SPONSOR LLC (14)	1,248,000	1.20%	832,000	1,248,000	832,000	-	-
AP EDUCATION INVESTMENT (15) †	7,030,572	6.74%		7,030,572		-	-
JC EDUCATION CONSULTING LIMITED (16) †	257,211	*		257,211		-	-
JZ EDUCATION INVESTMENT (17) †	13,930,636	13.35%		13,930,636		-	-
RG EDUCATION INVESTMENT (18) †	6,658,414	6.38%		6,658,414		-	-
China International Capital Corporation Limited on behalf of CICC Xiamen Guomao QDII Single Asset Management Plan No.1 (19)	1,200,000	1.15%	600,000	1,200,000	600,000	-	-
Every Bridge Investment Ltd (20)	600,000	*		600,000		-	-

*	Aggregate number of shares accounts for less than 1% of our total ordinary shares outstanding as of May 26, 2021.

(1)	Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

(2)	Included as outstanding for this purpose are 104,325,637 shares outstanding on May 26, 2021, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	We have assumed that after termination of this offering none of the securities for resale covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities issued by us.

(4)	Includes shares issuable upon exercise of warrants to purchase 27,857 ordinary shares. The business address of AZ 1-AZ ALL-GBL INC-A is Via Cusani 4-20121, Milano, Italy.

(5)	Includes shares issuable upon exercise of warrants to purchase 30,952 ordinary shares. The business address of AZ 1-AZ EQUITY-AMERICA-AAZ is Via Cusani 4-20121, Milano, Italy.

(6)	Includes shares issuable upon exercise of warrants to purchase 30,952 ordinary shares. The business address of AZ 1-EZ EQUITY-GBL GRO-AAZ is Via Cusani 4-20121, Milano, Italy.

(7)	Includes shares issuable upon exercise of warrants to purchase 6,190 ordinary shares. The business address of AZ FUND 1 NEW WLD OPP-AAEUR is Via Cusani 4-20121, Milano, Italy.

(8)	Includes shares issuable upon exercise of warrants to purchase 27,857 ordinary shares. The business address of AZ FUND 1-ST TREN-A-AZ FUND is Via Cusani 4-20121, Milano, Italy.

(9)	Includes shares issuable upon exercise of warrants to purchase 412,500 ordinary shares. The business address of AZIMUT ENTERPRISES HOLDINGS S R L is 22 Soho Square, London W1D 4NS, United Kingdom.

(10)	Includes shares issuable upon exercise of warrants to purchase 1,262,442 ordinary shares. The business address of COFIRCONT COMPAGNIA FIDUCIARIA S.R.L. Via Sant'andrea 10/A, Milan 20121, Italy.

(11)	DG EDUCATION INVESTMENT LIMITED is owned as to 55.64% by No.2 Daoge and 44.36% by No. 6 Daoge. Each of No.2 Daoge and No. 6 Daoge is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.2 Daoge and No.6 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 2 Daoge is Room 201, Block A, No.1 Qianwanyi Road, Qianhai Shengang Cooperation Zone, Shenzhen, Guangdong Province, China. The registered address of No. 6 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

(12)	DG No.21 is wholly owned by No.21 Daoge which is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.21 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 21 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

(13)	Includes shares issuable upon exercise of warrants to purchase 3,029,250 ordinary shares. The business address of IBIS CAPITAL SPONSOR II LLC is 22 Soho Square, London W1D 4NS, United Kingdom.

(14)	Includes shares issuable upon exercise of warrants to purchase 832,000 ordinary shares. The business address of IBIS CAPITAL SPONSOR LLC is 22 Soho Square, London W1D 4NS, United Kingdom.

(15)	AP Education Investment is a business company limited by shares incorporated in British Virgin Islands. AP Education Investment is controlled by The Peng Siguang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Siguang Peng is the settlor of The Peng Siguang Family Trust and Mr. Siguang Peng and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Siguang Peng has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by AP Education Investment in the Company. The registered office of AP Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(16)	JC Education Consulting Limited is a business company limited by shares incorporated in British Virgin Islands which is wholly owned by Mr. Yongchao Chen. The registered office of JC Education Consulting Limited t is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(17)	JZ Education Investment is a business company limited by shares incorporated in British Virgin Islands. JZ Education Investment is controlled by The Zhao Jishuang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Jishuang Zhao is the settlor of The Zhao Jishuang Family Trust and Mr. Jishuang Zhao and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Jishuang Zhao has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by JZ Education Investment in the Company. The registered office of JZ Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(18)	RG Education Investment is a business company limited by shares incorporated in British Virgin Islands. RG Education Investment is controlled by The Guo Yupeng Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Yupeng Guo is the settlor of The Guo Yupeng Family Trust and Mr. Yupeng Guo and his family members are the trust’s beneficiaries. Under the term of this trust, Mr. Yupeng Guo has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by RG Education Investment in the Company. The registered office of RG Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(19)	Includes shares issuable upon exercise of warrants to purchase 600,000 ordinary shares. The business address of China International Capital Corporation Limited is 42nd Floor, China World Office 2,1 Jianguomenwai Avenue, Beijing, China. China International Capital Corporation Limited has not had any material relationship with us or any of our affiliates within the past three years.

(20)	The registered address of Every Bridge Investment Ltd is the second floor, Capital City, Independence Venue, Victoria, Mahe, Seychelles. Every Bridge Investment Ltd has not had any material relationship with us or any of our affiliates within the past three years.

†	In connection with the 2021 Equity Offering, each of (i) Siguang Peng, our chief executive officer, director, and 100% beneficial owner of AP Education Investment, (ii) Yongchao Chen, our director and 100% owner of JC Education Consulting Limited, (iii) Jishuang Zhao, our chairman of the board of directors and 100% beneficial owner of JZ Education Investment, and (iv) Yupeng Guo, our director, acting chief financial officer, and 100% beneficial owner of RG Education Investment, entered into a lock-up agreement on May 24, 2021 (collectively the “2021 Lock-up Agreements”), pursuant to which they agreed for a period of 120 days after May 24, 2021, not to directly or indirectly offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for the shares of the Company.

PLAN OF DISTRIBUTION

Securities Issuable upon Exercise of Outstanding Warrants and Unit Purchase Options

This prospectus covers the offering of (a) 250,000 units (including 250,000 underlying ordinary shares and 250,000 underlying warrants) issuable upon exercise of the outstanding unit purchase options; and(b)10,355,000 ordinary shares issuable upon the exercise of 10,355,000 warrants of the Company (including the warrants issuable upon the exercise of outstanding unit purchase options). The offering of such units (including the underlying ordinary shares and warrants), the warrants and the ordinary shares issuable upon exercise of the warrants (including warrants underlying the units purchasable upon exercise of the unit purchase options) was registered on our Prior Registration Statement. In addition, this Post-effective Amendment relates to the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of Transferred Warrants. Each warrant is currently exercisable for one ordinary share at a price of US$1.00 per warrant and each unit purchase option is currently exercisable for one unit at a price of US$12.00, which exercise price is payable to us.

Ordinary Shares

The ordinary shares underlying the warrants will be issued directly to the holders of the warrants upon payment of the exercise price to us. The exercise of the warrants is subject to the terms of the amended and restated warrant agreement entered into by and between the Company and Continental Stock Transfer & Trust Company as of March 30, 2020 (the “Warrant Agreement”).

The ordinary shares and warrants underlying the units will be issued directly to the holders of the unit purchase options upon payment of the exercise price to us. The exercise of the options as well as the warrants underlying the units purchasable upon exercise of the options is subject to the terms of the unit purchase options.

Warrants

Each warrant is currently exercisable to purchase one ordinary share of the Company at an exercise price of $1.00 per share. After the Temporary Reduction Period terminates, the exercise price for each warrant will be $11.50 per share. The warrants expire on March 30, 2025. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised.

The Placement Warrants are identical to the other warrants of the Company, except that such Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees.

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in an ordinary share, we will, upon the exercise, round down to the nearest whole number the number of ordinary shares to be issued to such holder, pursuant to the Warrant Agreement. See “Description of Share Capital — Warrants” for a description of the terms of the warrants.

Units

Each unit consists of one ordinary share and one warrant. The ordinary share(s) and warrant(s) comprising the unit(s) are transferrable separately at the option of the holder upon notice to our transfer agent and registrar.

Ordinary Shares and Warrants Offered by the Selling Securityholders

This prospectus also covers the resale of up to 44,330,947 ordinary shares and 6,260,000 warrants that may be offered for sale from time to time by the selling securityholders named in this prospectus, comprising:

●	the resale of 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) and that have, through to the date hereof, requested such ordinary shares to be included in the registration statement of which this prospectus forms part;

●	the resale of 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became a shareholder;

●	the resale of 3,660,000 Converted Warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers;

●	the resale of 2,600,000 warrants (the “PIPE Warrants”) underlying the units held by certain institutional investors purchased in private placements that have requested such warrants to be included in the registration statement of which this prospectus forms part;

●	the resale of 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which this prospectus forms part; and

●	the resale of 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants.

We are registering the ordinary shares and warrants covered by this prospectus to permit the selling securityholders to conduct public secondary trading of such ordinary shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the ordinary shares and warrants offered by this prospectus except upon the exercise of the warrants and options except as described in the “Use of Proceeds” section of this prospectus. The aggregate proceeds to the selling securityholders from the sale of the ordinary shares and warrants will be the purchase price of the ordinary shares and warrants less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the ordinary shares and warrants covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of ordinary shares to be made directly or through agents.

If all of the warrants (including the Transferred Warrants) described in this prospectus are exercised in full, we will issue 11,439,700 ordinary shares and we will receive aggregate gross proceeds of approximately US$12.3 million, assuming all the remaining outstanding warrants as of the date of this prospectus are exercised at the current exercise price of $1.00 per share and prior to the termination of Second Reduction Period. An additional US$3,000,000 potentially could be received from the exercise of the unit purchase options and US$250,000 from the exercise of the warrants included in the units issued thereby, assuming the warrants included in the units are exercise at the current exercise price of $1.00 per share and prior to the termination of Second Reduction Period. We intend to use the proceeds from any exercise of the warrants for general corporate purposes. See “Use of Proceeds.”

The ordinary shares and/or warrants offered by this prospectus may be sold from time to time to purchasers:

●	directly by the selling securityholders; or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders for the purchasers of the ordinary shares or warrants.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the ordinary shares and/or warrants may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the ordinary shares by the selling securityholders. To our knowledge, except as indicated in the notes to the table under the heading “Selling Securityholders,” no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

The ordinary shares and warrants may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including Nasdaq;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the ordinary shares or warrants is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholder, the aggregate amount of ordinary shares or warrants being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers.

We may suspend the sale of ordinary shares or warrants by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the ordinary shares or warrants under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the ordinary shares or warrants by other means not described in this prospectus. In addition, any ordinary shares or warrants covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The ordinary shares or warrants may be sold in some states or jurisdictions only through registered or licensed broker-dealers. In addition, in some states or jurisdictions the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling securityholders and any other person participating in the sale of the ordinary shares or warrants will be subject to the Exchange Act. The Exchange Act rules may limit the timing of purchases and sales of any of the ordinary shares or warrants by the selling securityholders and any other person. In addition, applicable rules may restrict the ability of any person engaged in the distribution of the ordinary shares or warrants to engage in market-making activities with respect to the particular ordinary shares or warrants being distributed. This may affect the marketability of the ordinary shares or warrants and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares or warrants.

With respect to those ordinary shares or warrants being registered pursuant to certain registration rights agreement, we have agreed to indemnify such selling securityholders against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—10.E. Taxation” in our annual report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our annual report on Form 20-F for the fiscal year ended December 31, 2020, in our reports of foreign private issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2020.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. Hunter Taubman Fischer & Li LLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Meten EdtechX Education Group Ltd. and the subsidiaries as of December 31, 2020 and the adjustments described in Note 1(b) that were applied to restate the financial statements for the year ended December 31,2019 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Meten International Education Group (operating as Meten EdtechX Education Group Ltd. after the reverse recapitalization described in Note 1 to the financial statements) and the subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities as of December 31 2019, the related consolidated statements of comprehensive income (loss), changes in deficit, and cash flows for each of the year in the two-year period ended December 31, 2019, and the related notes, before the effects of the retrospective adjustments related to the reverse recapitalization discussed in Note 1 to the financial statements, have been incorporated by reference in this prospectus in reliance upon the report of KPMG Huazhen LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have agreed to indemnify and hold KPMG Huazhen LLP harmless against and from any and all legal costs and expenses incurred by KPMG Huazhen LLP in successful defense of any legal action or proceeding that arises as a result of KPMG Huazhen LLP’s consent to the inclusion of its audit report on the past financial statements of Meten International Education Group, its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities, before the effects of the retrospective adjustments related to the reverse recapitalization discussed in Note 1 to the financial statements, incorporated by reference in this registration statement.

The registered business address of Audit Alliance LLP is No.20 Maxwell Road, #11-09, Maxwell House, Singapore.

The registered business address of KPMG Huazhen LLP is 15th Floor, China Resources Tower, 2666 Keyuan South Road, Nanshan District, Shenzhen, China 518052.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended December 31, 2020, as amended, filed with the SEC on April 30, 2021 and amended on May 7, 2021;

(2)	our current reports on Form 6-K furnished on May 20, 2021 and May 26, 2021;

(3)	the description of our ordinary shares contained in our registration statements on Form 8-A, filed with the SEC on March 31, 2020 and May 26, 2020, respectively, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 30, 2021 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

METEN EDTECHX EDUCATION GROUP LTD.

3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

Tel: +86 755 8294-5250

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands, as an exempted company, in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Our counsel with respect to the laws of the Cayman Islands has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Our counsel has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Commerce& Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been advised by our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of U.S. courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the U.S. federal and state securities laws or Cayman Island laws. Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Second Amended and Restated Memorandum and Articles of Association provides that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities, or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Item 9. Exhibits

Exhibit No.	Description

4.1*	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to our registration statement on Form F-4 (File No. 333-235859), as amended, initially filed with the SEC on January 9, 2020)

4.2*	Registrant’s Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.2 to our registration statement on Form F-4 (File No. 333-235859), as amended, initially filed with the SEC on January 9, 2020)

4.3*	Registrant’s Specimen Unit Certificate (incorporated herein by reference to Exhibit 4.3 to our registration statement on Form F-4 (File No. 333-23589), as amended, initially filed with the SEC on January 9, 2020)

4.4*	Form of Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated herein by reference to Exhibit 4.8 to the Registration Statement on F-4 (File No. 333-23589), as amended, initially filed with the SEC on January 9, 2020)

4.5*	Unit Purchase Option of Chardan Capital Markets, LLC (incorporated herein by reference to Exhibit 4.9 to the Registration Statement on F-4 (File No. 333-23589), as amended, initially filed with the SEC on January 9, 2020)

4.6*	Unit Purchase Option of I-Bankers Securities, Inc. (incorporated herein by reference to Exhibit 4.10 to the Registration Statement on F-4 (File No. 333-23589), as amended, initially filed with the SEC on January 9, 2020)

5.1*	Opinion of Conyers Dill & Pearman (incorporated herein by reference to Exhibit 5.1 to our registration statement on Form F-1 (File No. 333-240081), as amended, initially filed with the SEC on July 24, 2020)

5.2*	Opinion of Morgan, Lewis, & Bockius LLP (incorporated herein by reference to Exhibit 5.2 to our registration statement on Form F-1 (File No. 333-240081), as amended, initially filed with the SEC on July 24, 2020)

23.1	Consent of Audit Alliance LLP

23.2	Consent of KPMG Huazhen LLP

23.3*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.4*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)

23.4*	Consent of Commerce & Finance Law Offices

24.1*	Power of Attorney

*	Previously filed.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on May 27, 2021.

METEN EDTECHX EDUCATION GROUP LTD.

By:	/s/ Siguang Peng
	Name:	Siguang Peng
	Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mr. Siguang Peng and Mr. Yupeng Guo, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 27, 2021.

Name	Title

/s/ Siguang Peng	Chief Executive Officer and Director
Siguang Peng	(Principal Executive Officer)

/s/ Yupeng Guo	Acting Chief Financial Officer, Vice President and Director
Yupeng Guo	(Principal Financial Officer)

/s/ Jishuang Zhao
Jishuang Zhao	Director

/s/ Yongchao Chen
Yongchao Chen	Director

/s/ Yanli Chen
Yanli Chen	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of METEN EDTECHX EDUCATION GROUP LTD., has signed this registration statement thereto in Newark, DE on May 27, 2021.

Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director